EXHIBIT 99.1

Omeros Corporation Reports Third Quarter 2016 Financial Results

-- Conference Call Today at 4:30 p.m. ET --

SEATTLE, WA – November 9, 2016 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the third quarter of 2016, which include:

•

3Q 2016 total and OMIDRIA® revenues were $11.3 million. Revenues from OMIDRIA sales rose 248% from the prior year quarter and 13% from 2Q 2016. OMIDRIA units sold by wholesalers to customers (“sell-through”) increased by 18% over the second quarter.

•

Net loss in 3Q 2016 was $14.0 million, or $0.34 per share, which included $3.1 million ($0.08 per share) of non-cash expenses. Net loss in the prior year quarter was $19.9 million or $0.53 per share, which included $2.7 million ($0.07 per share) of non-cash expenses.

•	Positive data from Phase 2 clinical trials of OMS721 in both kidney disorders and hematopoietic stem cell transplant-associated thrombotic microangiopathy (HSCT-TMA).
•

Requested fast track designation and orphan drug designation from U.S. Food and Drug Administration (FDA) for the development of OMS721 for the treatment of patients with immunoglobulin A (IgA) nephropathy. The company plans to pursue breakthrough therapy designation for OMS721 in IgA nephropathy and HSCT-TMA and accelerated approval for OMS721 in both of those indications as well as in atypical hemolytic uremic syndrome (aHUS).

•	Positive data from two Phase 2 clinical trials evaluating a PPAR-gamma agonist in cocaine abuse disorder and in heroin addiction for its OMS405 program.
•	Closed equity financing in August 2016, receiving $37.3 million in net proceeds.
•	Closed new $125 million credit facility in November 2016 to retire the company’s existing credit facility, which will reduce restricted cash requirements and provide additional working capital.

“Omeros’ achievements this quarter underscore the breadth and strength of our commercial and development programs,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “OMIDRIA revenues have grown by double digits every quarter since launch, and we expect that growth to continue. We have expanded the indications for our late-stage complement inhibitor OMS721 beyond our Phase 3 program in aHUS and have recently reported positive data across four Phase 2 clinical trials in the hematologic, renal and addiction fields. With OMIDRIA revenues growing and the recent restructuring of our debt, we expect that we have the necessary funds to advance significantly the development of our robust pipeline.”

Third Quarter and Recent Highlights and Developments

•

Highlights and developments regarding OMS721, Omeros’ lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) program for the treatment of thrombotic microangiopathies (TMAs), including aHUS and HSCT-TMA, and for the treatment of complement-related renal diseases, include:

o

The company reported in October 2016 positive data (p = 0.017) from its Phase 2 clinical trial of OMS721 for the treatment of kidney disorders, including IgA nephropathy and membranous nephropathy, none of which currently have an approved treatment and all of which frequently lead to end-stage renal disease and dialysis. In this trial, OMS721 significantly improved key endpoints of renal function and patients achieved partial remission with 12 weeks of dosing.

o

In October 2016, Omeros announced positive results in patients with HSCT-TMA from the company’s Phase 2 clinical trial of OMS721 in TMAs, with clinically meaningful improvement in measures of red blood cell destruction, specifically lactate dehydrogenase (LDH) and haptoglobin levels (p < 0.01 and p < 0.06, respectively).

o

Omeros reported in October 2016 that it has requested fast track designation and orphan drug designation from the FDA for the development of OMS721 for the treatment of patients with IgA nephropathy. The company plans to pursue breakthrough therapy designation for OMS721 in IgA nephropathy and HSCT-TMA and accelerated approval for OMS721 in both of those indications as well as in aHUS. The FDA already has granted fast track designation for OMS721 in patients with aHUS and orphan designation for OMS721 in patients with TMAs, including aHUS and HSCT-TMA.

o

Omeros reported in August 2016 that it received scientific advice from the European Medicines Agency (EMA) directed to its OMS721 Phase 3 program for the treatment of aHUS. Based on this EMA advice, the company plans to run the same, single-arm Phase 3 clinical trial to support OMS721 marketing approval applications in both the U.S. and in the EU for the treatment of aHUS.

•

Highlights and developments regarding OMS906, Omeros’ lead antibody targeting mannan-binding lectin-associated serine protease-3 (MASP-3), a protein essential for the activation of the alternative pathway of complement (APC), include:

o

Announced results in August 2016 showing that OMS906, in a well-established animal model associated with paroxysmal nocturnal hemoglobinuria (PNH), improved the survival of red blood cells four-fold better than a complement component 5 (C5) inhibitor.

o

As previously reported, in August 2016 Omeros announced results showing that OMS906 reduced both the incidence and severity of disease in a well-established animal model of arthritis known to be mediated by the APC.

o	The company is finalizing selection of lead and back-up molecules and is initiating the process for scale-up in its OMS906 program in preparation for clinical trials.

•	For Omeros’ OMS405 peroxisome proliferator-activated receptor (PPAR)-gamma agonist program, highlights and developments include:
o

In October 2016, the company announced positive data (i.e., decreased craving and protection of brain white matter) from a Phase 2 clinical trial evaluating the effects of a PPAR-gamma agonist in patients with cocaine use disorders.

o

In November 2016, Omeros announced positive data (i.e., reduction in drug craving and in measures of anxiety) from a Phase 2 clinical trial evaluating the effects of a PPAR-gamma agonist in heroin addiction.

•	Omeros closed a public common stock offering in August 2016 in which the company received net proceeds of approximately $37.3 million.
•

In October 2016, the company entered into a senior secured credit facility with CRG Servicing LLC. The company borrowed $80.0 million in November 2016 and may borrow additional tranches of up to $25.0 million and $20.0 million, subject to the satisfaction of certain milestones on or before June 30, 2017 and December 31, 2017, respectively. The credit facility has a six-year term with four years (through December 31, 2020) of interest-only payments after which quarterly principal and interest payments will be due through the September 30, 2022 maturity date; in addition, there is the potential to extend the interest-only period through maturity if certain milestones are satisfied. The secured credit facility bears interest at an annual fixed rate of 12.25%, (4.0% of which can be deferred at the company’s option during the interest-only period by adding such amount to the aggregate principal loan amount). The credit facility is secured by a lien on substantially all of the company’s assets. The initial borrowing provided approximately $8.0 million of cash available for operations after taking into consideration the repayment of the prior credit facility and the reduced restricted cash requirement under the new secured credit facility.

•	With funds on hand and current annualized OMIDRIA revenues and expenses, we anticipate that the company has at least 12 months of operating capital.

Financial Results

For the quarter ended September 30, 2016, total revenues were $11.3 million, all relating to sales of OMIDRIA. This compares to OMIDRIA revenues of $3.2 million and grant revenue of $15,000 for the same period in 2015. On a sequential quarter-over-quarter basis, OMIDRIA revenue grew $1.3 million, or 13%, from 2Q to 3Q 2016. The increase in units sold to customers from 2Q to 3Q 2016 was 18%. The quarter-over-quarter increases in OMIDRIA revenue and units sold are due to continued acceptance of and increased demand for OMIDRIA in the ophthalmic surgery community.

Total costs and expenses for the three months ended September 30, 2016 were $23.3 million ($3.1 million of non-cash expenses) compared to $22.6 million ($2.7 million of noncash expenses) for the same period in 2015. The increase in the current year quarter was primarily due to increased legal costs associated with the Par lawsuit, partially offset by a decrease in marketing and research and development costs.

For the three months ended September 30, 2016, Omeros reported a net loss of $14.0 million, or $0.34 per share, which included noncash expenses of $3.1 million ($0.08 per share). This compares to the prior year’s quarter where Omeros reported a net loss of $19.9 million, or $0.53 per share, which included noncash expenses of $2.7 million ($0.07 per share).

For the nine months ended September 30, 2016, total revenues were $28.7 million, consisting of $28.5 million of sales of OMIDRIA and $173,000 of grant revenue. This compares to OMIDRIA revenues of

$6.6 million and grant revenue of $227,000 for the same period in 2015. This increase in sales of OMIDRIA is due to the continued acceptance of and increased demand for OMIDRIA in the ophthalmic surgery community.

Total costs and expenses for the nine months ended September 30, 2016 were $71.1 million compared to $60.0 million for the same period in 2015. The increase in the current year compared to the prior year was primarily due to increases in OMS721 research and development costs, legal costs associated with the Par lawsuit and non-cash stock-based compensation expense.

For the nine months ended September 30, 2016, Omeros reported a net loss of $47.1 million, or $1.19 per share, which included noncash expenses of $11.0 million ($0.28 per share). This compares to a net loss of $55.3 million, or $1.48 per share for the nine months ended September 30, 2015, which included noncash expenses of $8.2 million ($0.22 per share).

At September 30, 2016, the company had cash, cash equivalents and short-term investments of $47.4 million. In addition, the company had $10.8 million of restricted cash on hand to satisfy covenants under its now-terminated loan agreement with Oxford Finance and East West Bank, as well as to secure letters of credit for its Omeros Building lease and a fleet of vehicles under lease. Under the new senior secured credit facility with CRG, the company had approximately $3.0 million of additional cash following the repayment of the loan agreement with Oxford Finance and East West Bank and payment of loan initiation costs and related fees. In addition, the new secured credit facility requires the company to maintain only $5.0 million of cash and cash equivalents on hand at all times, which, together with the net proceeds under the secured credit facility, effectively increased Omeros’ cash available for operations by approximately $8.0 million.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 15159376. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 15159376.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at www.omeros.com and select “Events” under the Investors section of the website. To access the live webcast, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Part of its proprietary PharmacoSurgery® platform, the company’s first drug product, OMIDRIA® (phenylephrine and ketorolac injection) 1%/0.3%, was broadly launched in the U.S. in April 2015. OMIDRIA is the first and only FDA-approved drug (1) for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain and (2) that contains an NSAID for intraocular use. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has clinical-stage development programs focused on: complement-related thrombotic microangiopathies; complement-mediated glomerulonephropathies; Huntington’s disease and cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a proprietary G protein-coupled receptor (GPCR) platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development, and a platform used to generate antibodies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, financial reimbursement coverage from governmental and third-party payers for products and related treatments, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission filed on November 9, 2016. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues:
Product sales, net	$11,289	$3,244	$28,539	$6,607
Grant revenue	—	15	173	227
Total revenue	11,289	3,259	28,712	6,834
Costs and expenses:
Cost of product sales	378	248	1,032	624
Research and development	12,492	13,264	38,157	33,482
Selling, general and administrative	10,457	9,048	31,942	25,926
Total costs and expenses	23,327	22,560	71,131	60,032
Loss from operations	(12,038)	(19,301)	(42,419)	(53,198)
Interest expense	(2,135)	(871)	(5,367)	(2,765)
Other income (expense), net	211	251	673	693
Net loss	$(13,962)	$(19,921)	$(47,113)	$(55,270)
Basic and diluted net loss per share	$(0.34)	$(0.53)	$(1.19)	$(1.48)
Weighted-average shares used to compute basic and diluted net loss per share	41,058,754	37,923,353	39,518,128	37,417,915

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
Cash, cash equivalents and short-term investments	$47,441	$28,263
Total assets	72,763	48,995
Total current liabilities	16,057	16,253
Notes payable, net of current portion	70,289	49,769
Accumulated deficit	(450,255)	(403,142)
Total shareholders’ deficit	(22,772)	(26,234)